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[LETTERHEAD OF COOPERS & LYBRAND APPEARS HERE]





                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated July 25, 1996, on our audits of the financial statements of Peerless Systems Corporation as of January 31, 1996, December 31, 1995 and 1994, and for the one month period ended January 31, 1996 and for each of the three years in the period ended December 31, 1995, appearing in the registration statement on Form S-1 (SEC File No. 333-09357) of Peerless Systems Corporation filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.



 /s/ Coopers & Lybrand L.L.P.


Newport Beach, California
October 4, 1996